EXHIBIT 11


The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.


(IN THOUSANDS EXCEPT PER SHARE DATA)
                                                         Second Quarter              First Six Months
                                                         --------------              ----------------
                                                         1999       1998             1999       1998
                                                         ----       ----             ----       ----
Net Earnings                                          $  3,133    $  2,760        $  6,413    $  5,570
                                                     ======================      ======================

Weighted average common shares outstanding               7,347       7,357           7,353       7,357

Common share equivalents relating to stock options           1           1               1           1

Adjusted common and common equivalent                ----------------------      ---------------------
   shares for computation                                7,348       7,358           7,354       7,358
                                                     ======================      ======================

Net earnings per share:
     Basic                                            $   0.43    $   0.38        $   0.87    $   0.76
                                                     ======================      ======================
     Diluted                                          $   0.43    $   0.38        $   0.87    $   0.76
                                                     ======================      ======================